Exhibit 99.1

[CURAGEN CORPORATION LOGO]	[TOPOTARGET LOGO]

Contacts:
CuraGen Corporation	TopoTarget A/S
Glenn Schulman, PharmD, MPH	Dr. Peter Buhl Jensen, MD, PhD, CEO
gschulman@curagen.com	+ 45 39 17 83 92
1-888-GENOMICS	NB Public Relations
Nicki Brimicombe + 44 (0) 1883 73 23 53

FOR IMMEDIATE RELEASE

CuraGen and TopoTarget Announce Collaboration with the National Cancer

Institute for the Clinical Development of PXD101

NEW HAVEN, Conn. – August 24, 2004 – CuraGen Corporation (NASDAQ: CRGN) announced today that they have signed a Clinical Trials Agreement (CTA) with the Division of Cancer Treatment and Diagnosis (DCTD) at the National Cancer Institute (NCI) for PXD101, a histone deacetylase (HDAC) inhibitor currently in Phase I clinical trials. Under the agreement, the NCI will sponsor several clinical trials evaluating the activity of PXD101, either alone or in combination with other anti-cancer therapies, for the treatment of solid and hematologic cancers. CuraGen licensed PXD101 from TopoTarget A/S and both companies are jointly developing PXD101 and additional HDAC inhibitors for use in oncology and other indications. As part of the DCTD mission to improve cancer care, the Cancer Therapy Evaluation Program works to advance new anticancer therapies and has been involved with the development of numerous anticancer drugs.

“We are delighted by the NCI’s interest in PXD101 as it enhances our ability to fully explore the potential of this exciting cancer agent. This collaboration will enable us to leverage the NCI’s expertise, resources, and broad network of clinical researchers and sites,” stated Timothy M. Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen Corporation. “As we look to transition PXD101 to Phase II, we are pleased to have the NCI contribute to our understanding of the types of cancer patients that can receive the greatest benefit from PXD101 and the most appropriate regimens.”

Peter Buhl Jensen, M.D., Ph.D., Chief Executive Officer of TopoTarget, added “We believe PXD101 to be a promising cancer therapy and are extremely pleased to be working with the NCI. Establishing this CTA is an important step to advance the research and understanding of PXD101 and its potential role for treating patients with solid and hematologic cancers.

Clinical research activities will be coordinated with the NCI to identify which patient populations may benefit from PXD101 and develop PXD101 for these cancer populations, either as a single-agent or in combination with other cancer treatments. This Agreement provides CuraGen access to the expertise at the NCI for the design, implementation, and monitoring of clinical trials through the NCI’s network of investigators and trial sites. NCI-sponsored clinical trials will occur in parallel to those sponsored by CuraGen with all data generated available for use in future registration.

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About PXD101

PXD101 is a Phase I HDAC inhibitor being investigated for the treatment of various solid and hematologic cancers. PXD101 has been shown in preclinical studies to have a favorable therapeutic window based on PXD101’s targeted activity on cancer cells versus normal cells. PXD101 will be investigated for its role in the treatment of a wide range of solid and hematologic malignancies either as a monotherapy, or in combination with other active anti-cancer agents.

About HDAC inhibitors

A growing body of research highlights the role of histone deacetylases (HDAC) in regulating gene expression, particularly the expression of cancer-related genes. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance phenotype when used in combination with other anti-cancer agents. HDAC inhibitors are believed to play a role in a wide range of solid malignancies such as breast, colon, lung and ovarian cancers, and hematological malignancies, such as lymphomas, leukemias and myeloma.

About the NCI

The National Cancer Institute (NCI), one of the National Institutes of Health (NIH), conducts and supports research, training, education, and programs focused on the cause, diagnosis, prevention, treatment of cancer, rehabilitation from cancer, and the continuing care of cancer patients and their families.

About TopoTarget

TopoTarget is a British/Danish biopharmaceutical company dedicated to the discovery, development and clinical progression of new and improved therapeutics for the cancer patient. The Company was created through the merger of TopoTarget A/S, the Danish oncology company and Prolifix Ltd, the UK-based cell cycle company. TopoTarget develops and markets novel pharmaceuticals and aims to identify new indications for existing compounds. It applies its precise and in-depth understanding of the molecular mechanisms of cancer with its wide experience in clinical oncology practice to develop new and effective medicines to combat the disease. TopoTarget has three products in its clinical pipeline including: TopoTect® which is currently in Phase III clinical trials for the prevention of severe tissue damage following accidental chemotherapeutic extravasation, TopoTect®/etoposide as co-therapy for treating brain metastasis, and PXD101, one of the leading HDAC inhibitors in clinical development. The US FDA recently granted TopoTect® Orphan Drug Status. TopoTarget is based in Copenhagen, Denmark and Oxford, UK. For more information refer to http://www.topotarget.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen’s therapeutics are based on targets from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

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Safe Harbor

This press release may contain forward-looking statements, including statements about our ability to fully explore the potential of PXD101 as an exciting cancer agent, our expectation to transition PXD101 to Phase II, our ability to advance the research and understanding of PXD101, and the potential role of PXD101 for treating patients with solid and hematologic cancers. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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